Exhibit 5.20

February 27, 2015

LifePoint Hospitals, Inc.
330 Seven Springs Way
Brentwood, Tennessee 37027

Ladies and Gentlemen:

We have been retained as local counsel for Pennsylvania law and have been requested to provide an opinion of counsel under Pennsylvania law with reference to PHC-Ashland, L.P., a Pennsylvania limited partnership (the “Subsidiary”), in connection with the Subsidiary’s guarantees (the “Debt Guarantees”) of the debt securities (the “Debt Securities”) to be issued by LifePoint Hospitals, Inc. (“LifePoint”), pursuant to (i) a form of senior notes indenture (the “Senior Notes Indenture”), between LifePoint and the trustee party thereto or (ii) a form of subordinated notes indenture (the “Subordinated Notes Indenture” and, together with the Senior Notes Indenture, the “Indentures” and, each an “Indenture”), between LifePoint and the trustee party thereto, which were filed with the Securities and Exchange Commission (the “Commission”) as exhibits to LifePoint’s registration statement on Form S-3 (the “Registration Statement”) on February 27, 2015.  Terms used (but not defined) herein have the meanings assigned to them in the Indentures.

We have reviewed forms of the Indentures which were filed as exhibits to the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the documents, partnership records and certificates of public officials and officers of the Subsidiary described in Exhibit A and have conducted such investigation of law as we have deemed appropriate to give the opinions set forth below.  In addition, we have relied as to certain matters of fact upon the representations of the Subsidiary contained in the Indentures and in the Secretary’s Certificate of the Subsidiary dated February 27, 2015.

We have assumed without independent investigation and without opining thereon that the following facts and conclusions are accurate:

a)             All signatures on all instruments and documents submitted to us are genuine; all documents and other records submitted to us as originals are authentic and complete; and all documents and other records submitted to us as copies are accurate and complete copies of the originals thereof.  No modifications or amendments have been made to forms of the Indentures or Agreement of Limited Partnership since the dates referenced on Exhibit A.

b)             Each of the general and the limited partner of the Subsidiary duly authorized, executed and delivered the Agreement of Limited Partnership of the Subsidiary and such agreement remains in full force and effect and other than Amendment No. 1, has not been amended.

c)              The partners of the Subsidiary have not agreed to take or taken any action to dissolve the Subsidiary.

d)             Each general partner and limited partner named in the Agreement of Limited Partnership is and has been continuously since June 19, 2001, the general or limited partner, respectively, of the Subsidiary.

e)              With respect to all parties other than the Subsidiary, the Indentures have been duly authorized, executed and delivered by each other party thereto; and each such other party to the Indentures has the requisite power and authority to perform its obligations under the Indentures.

f)               Each provision of the Indentures is enforceable under New York law.

g)              None of the representations or warranties in the Indentures or the Registration Statement contain any untrue statement of material fact or omit to state any material fact necessary to make such statements not misleading.

Based on the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.                                      The Subsidiary is a limited partnership validly subsisting under the laws of the Commonwealth of Pennsylvania.

2.                                      The Subsidiary has the partnership power and capacity to guarantee the Debt Securities pursuant to the terms of the Indentures and to perform its obligations under the Debt Guarantees.

3.                                      The Debt Guarantees, upon being duly authorized by all necessary partnership action, executed by an authorized signatory and delivered, will be validly authorized, executed and delivered for partnership law purposes by the Subsidiary.

The foregoing opinions are subject to the following exceptions, limitations and qualifications:

a)             We express no opinion as to the law of any jurisdiction other than the law of the Commonwealth of Pennsylvania.

b)             In expressing the opinion set forth in paragraph 1, we have relied solely on the Certificate dated February 18, 2015 of the Secretary of the Commonwealth of the Commonwealth of Pennsylvania as to the subsistence of the Subsidiary in the Commonwealth of Pennsylvania.

c)              The opinions expressed herein are based upon facts and applicable laws covered by our opinions, each as in existence on this date.  We assume no obligation to update or supplement such opinions to reflect any fact or circumstance that may come to our attention or any change in law that may occur.  The opinions contained herein are legal opinions only and do not constitute a guaranty or warranty of the matters stated.  The opinions are limited to the matters stated, and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm White & Case LLP in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement.  Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:	/s/ E. Carolan Berkley
E. Carolan Berkley,
A Partner

EXHIBIT A

Officer’s Certificate of the Guarantor dated February 27, 2015.

Resolutions adopted by unanimous written consent dated February 25, 2015 with respect to execution of the Indenture.

Certificate of Limited Partnership filed on April 9, 2001 and Change of Registered Office filed on July 22, 2005 as certified by the Acting Secretary of the of the Commonwealth of Pennsylvania on March 14, 2011.

Certificate dated February 18, 2015 issued by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania as to the subsistence of the Guarantor in the Commonwealth of Pennsylvania.

Agreement of Limited Partnership dated June 19, 2001 and Amendment No. 1 to Agreement of Limited Partnership dated as of April 15, 2005 certified in the Officer’s Certificate as being true and correct and in full force and effect.